Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. ACQUIRES TWO PROPERTIES

IN GEORGIA AND SOUTH CAROLINA FOR $11.4 MILLION

WILMINGTON ISLAND, Ga./MYRTLE BEACH, S.C. – October 3, 2012 – Strategic Storage Trust, Inc. (SSTI) – a publicly registered non-traded REIT investing in self storage - has acquired two properties in Georgia and South Carolina consisting of approximately 1,050 self-storage units with a total aggregate purchase price of $11.4 million. The sites, which add approximately 142,690 square feet to SSTI’s rental storage space inventory, will be rebranded under the SmartStop® Self Storage trade name.

“These assets are an ideal fit for our growing brand and strategy, allowing for instant economies of scale for operations and future expansion in the Georgia and South Carolina markets,” said H. Michael Schwartz, chairman and CEO of SSTI.

This acquisition is the second phase of a three-phase acquisition of a 16-property portfolio that contains more than 1.1 million square feet and approximately 8,560 self-storage units in South Carolina, Florida and Georgia. In August 2012, SSTI purchased the first phase in this portfolio, which consisted of eight properties in South Carolina, Florida and Georgia totaling approximately 3,770 self-storage units and approximately 508,200 square feet. SSTI expects the remaining properties to close in the fourth quarter of 2012.

The details of the two properties acquired are as follows:

Georgia

•	4777 Highway 80 East Wilmington Island: 570 units, 69,360 square feet

South Carolina:

•	3015 Ricks Industrial Park Dr, Myrtle Beach: 480 units, 73,330 square feet

Wilmington Island is an affluent suburb located in Chatham County near Savannah, which is Georgia’s fifth largest city and third largest metropolitan area. The coastal city, Myrtle Beach, is considered to be a major tourist destination in the Southeast attracting an estimated 14 million visitors each summer.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 102 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 66,000 self-storage units and 8.2 million rentable square feet of storage space. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Genevieve Anton

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